EXHIBIT 10.17

W. R. GRACE & CO.
SEVERANCE PAY PLAN FOR
SALARIED EMPLOYEES

Effective, as amended, April 1, 2005

W. R. GRACE & CO. SEVERANCE PAY PLAN
FOR SALARIED EMPLOYEES

SECTION 1

OVERVIEW

PREAMBLE

This Plan was originally adopted on January 1, 1994.  Effective July 1, 1996, the Plan was amended and restated to reflect that the severance payable hereunder equals 1-1/2 weeks pay for each year of service, and to cease the requirement that “Downsizing Events” must be declared in order to apply the Plan.  Effective February 1, 1999, the Plan was further amended and restated to reflect that no Covered Employee is entitled to severance pay under this Plan, if he or she ceases employment from the Company as a result of the 1999 Grace Productivity Effectiveness Program, whether or not such cessation is a result of the Employee’s election to not relocate with his or her position with the Company.  Effective April 1, 2005, the Plan was further amended and restated to reflect that no Covered Employee is entitled to severance pay under this Plan, unless he or she signs and does not revoke an agreement acceptable to the Company under which he or she releases the Company, as well as its directors, officers, and employees (and other related parties), from any liability related to his or her employment with or termination from the Company.

1.1           Purpose

The purpose of this Plan is to provide guidelines with respect to severance pay to certain salaried employees of the Core Businesses (as hereinafter defined) of  W. R. Grace & Co., including its affiliates and subsidiaries, (hereinafter the “Company”) whom the Company permanently terminates from its employment because of job elimination or reorganization.  This Plan shall not apply to any employee of the Health Care Businesses (as hereinafter defined) or any non-core business of the Company.

1.2           Revocation Of Prior Severance Policies And Plans:

Effective as of July 1, 1996, the Company rescinds, revokes, and discontinues any other policies, plans or practices regarding severance pay with respect to employees of the Core Businesses, and no severance or similar payments shall be made by the Company to an employee of any Core Business except as provided under the terms of this Plan or another applicable written severance pay plan of the Company with an effective date subsequent to the effective date of this Plan.  The immediately preceding sentence notwithstanding, the Company may also make severance or similar payments to employees of Core Businesses pursuant to an arrangement not governed by this Plan, if the requirements of subsection (a), (b) or (c) of this Section 1.2 are satisfied.

(a)                                  The Company may make severance or similar payments pursuant to, and in consideration of, a properly executed written agreement that releases the Company from all claims and potential claims of an employee; provided that the terms of the severance pay arrangement are described in that agreement; and provided further that the agreement is not part of an “employment termination program” (within the meaning of the Age Discrimination In Employment Act) offered to a group of employees (any such program shall not be implemented without the approval of the Benefits Committee).

(b)                                 The Company may make severance or similar payments pursuant to a written employment agreement that specifies the terms of a severance pay arrangement with respect to an employee.

(c)                                  The Company may make severance payments under the Grace Cost Management Program to individuals who were identified for termination under that Program prior to its expiration on June 30, 1996 (even if such termination occurs after that date).

The Plan shall not be interpreted as requiring severance or similar payments in the circumstances describe in this Section 1.2.

A Covered Employee shall not receive severance pay under this Plan if the Plan Administrator determines that the Covered Employee is entitled to severance or similar payments pursuant to subsection (a), (b) or (c) of this Section 1.2.

SECTION 2

DEFINITIONS

The following words and phrases as used herein shall be defined as follows unless a different definition is plainly required by context.

2.1                                 Base Salary:

The regular earnings paid by the Company.  Base Salary does not include (a) overtime, commission, incentive, special, premium or bonus compensation or (b) any amount attributable to Company sponsored employee benefit plans, whether or not such compensation or amount is taxable as income.

2.2                                 Benefits Committee:

The Investment and Benefits Committee of W. R. Grace & Co.

2.3                                 Continuous Employment:

The period of employment with the Company commencing on the Covered Employee’s (a) first day of employment with the Company or (b) adjusted commencement of service date (as defined and administered by the Covered Employee’s business unit), whichever is later.

2.4                                 Covered Employee:

A regular, full-time salaried employee of the Company employed in the United States and who is directly employed in one of the Core Businesses; and excluding any temporary or part-time employee, any employee of the “Health Care Businesses” of the Company, and any employee covered by a collective bargaining agreement.  “Health Care Businesses” mean National Medical Care, Inc. and its direct and indirect subsidiaries.

2.5                                 Core Businesses:

The following product lines of the Company:  Construction Products, Davison Products, Packaging (including Container) and Emissions Control.  In addition, Grace Headquarters, Corporate Technical Group, the Research Division (including Washington Research Center and Lexington Research Laboratory), and Lexington Service Center Operations shall be considered Core Businesses solely for purposes of this Plan.

2.6                                 Effective Date:

This Plan was originally effective as of January 1, 1994.

2.8                           ERISA:

The Employee Retirement Income Security Act of 1974, as now in effect or as hereafter amended.

2.9                           Last Scheduled Employment Date:

A Covered Employee’s final scheduled date of work with the Company which is established by the Company.

2.10                       Layoff:

The discontinuance of active employment with the Company which is initiated by the Company and which is expected by the Company to be less than one year.

2.11                         Medical Or Life Plan:

Each Company-sponsored employee welfare benefit plan (as defined by ERISA section 3(1)) that provides medical or life insurance coverage to active employees.

2.12                       Plan:

The W. R. Grace & Co. Severance Pay Plan for Salaried Employees, as set forth herein.

2.13                       Plan Administrator:

The W. R. Grace & Co. Corporate Human Resources Division Vice President or his or her designee.

2.14                       Plan Sponsor:

W. R. Grace & Co.

2.15                       Product Line/Business Unit Executive:

A Company officer who has been designated by the Chief Executive Officer of the Company as the head of a major product line or business unit of the Company.

2.16                       Week’s Pay:

A Covered Employee’s annual Base Salary in effect on his Last Scheduled Employment date, divided by 52.

2.17                       Year of Service:

During a Covered Employee’s period of Continuous Employment, each twelve consecutive month period that commences on (a) the first date of the Covered Employee’s employment with the Company or adjusted commencement of service date (as defined and administered by the Covered Employee’s business unit), whichever is later, and (b) the anniversary of that date.

SECTION 3

ELIGIBILITY

3.1                                 A Covered Employee shall qualify to receive severance pay up to an amount set forth in Section 3.3 if (a) the Plan Administrator determines that the Covered Employee was terminated by the Company and at the time of termination of employment the employee was employed directly in one of the Core Businesses, (b) the Covered Employee signs and does not revoke an agreement acceptable to the Company under which he or she releases the Company and its directors, officers, and employees (and other related parties) from any liability related to his or her employment with or termination from the Company and (c) no provision of Section 3.2 is applicable with respect to the employee.

3.2                                 The provisions of Section 3.1 notwithstanding, a Covered Employee shall not qualify to receive severance pay if the Plan Administrator determines that any of the following circumstances are applicable with respect to the employee:

(a)                                  The Covered Employee is on Layoff or leave of absence (paid or unpaid);

(b)                                 The Covered Employee terminated his or her employment with the Company for any reason, including resignation or retirement, prior to the employee’s Last Scheduled Employment Date:

(c)                                  The Covered Employee is terminated by the Company as a result of the Company’s sale or transfer of all or a portion of the stock or assets of a business of the Company to another person or entity, whether or not the Covered Employee becomes an employee of, or is offered employment with, such other person or entity;

(d)                                 The Covered Employee is terminated by the Company before, or on, the employee’s Last Scheduled Employment Date for (i) misconduct with respect of the employee’s obligations to the Company, (ii) “cause” (as defined herein), (iii) violation of any agreement between the employee and the Company, (iv) failure to follow policies, rules or procedures of the Company or of the employee’s business unit or (v) similar reasons.  “Cause” means the willful refusal by the employee to substantially carry out his or her assigned duties and responsibilities, or the employee engaging in actions that are injurious to the Company (monetarily or otherwise).  (No provision of this Plan shall be deemed to, or interpreted to, in any way limit the Company’s authority or discretion to terminate an employee for any reason.)

(e)                                  The Covered Employee refuses to accept an offer to transfer to another position at the Company for a Base Salary that is not less than the employee’s Base Salary effective as of the employee’s Last Scheduled Employment Date, where the principal work location of the position is within a reasonable commuting distance of the Covered Employee’s residence.

(f)                                    The Covered Employee (i) fails to follow policies, rules or procedures of the Company or of the employee’s business unit or (ii) fails to adhere to any agreement between the employee and the Company, through the Covered Employee’s Last Scheduled Employment Date.

(g)                                 The Covered Employee (i) is entitled to receive long term disability (“LTD”) payments under any plan or program sponsored by the Company that provides LTD payments to eligible employees, as of the employee’s Last Scheduled Employment date or (ii) becomes eligible to receive such LTD payments as a result of a disability that commences prior to or on the employee’s Last Scheduled Employment Date.  Any such Covered Employee shall be entitled to LTD payments, in accordance with the terms of such plan or program.

(h)                                 The Covered Employee is covered by any other severance plan of the Company.

(i)                                     The Covered Employee does not sign or revokes an agreement acceptable to the Company under which he or she releases the Company and its directors, officers, and employees (and other related parties) from any liability related to his or her employment with or termination from the Company.

3.3                                                     Amount of Severance Pay:

If a Covered Employee qualifies for severance pay under this Plan, the amount of severance to which he shall be entitled shall not exceed 1-1/2 Weeks Pay for each Year of Service (subject to a minimum of 4 Weeks Pay and a maximum of 52 Weeks Pay).

3.4                                                     Time and Form of Payment:

Severance pay shall be paid in regular payroll installments where each such installment is equal to the Covered Employee’s periodic Base Salary payment, until the total severance for which the Covered Employee qualifies is paid (with the uneven balance, if any, added to the final installment), commencing as soon as practicable following the employee’s Last Scheduled Employment Date; provided that, at the option of the Company (upon the request of the Covered Employee or otherwise) (a) severance pay may be paid in a lump sum payment as soon as practicable following the employee’s Last Scheduled Employment Date, and (b) the unpaid balance of severance pay that is being paid in regular payroll installments may be paid in a lump sum payment at any time during the installment payment period.  Notwithstanding the foregoing, as soon as practicable after the Covered Employee commences full-time employment as an employee of an employer, the total remaining severance pay to which the Covered Employee is entitled shall be paid in a lump sum payment.

3.5                                                     Deductions From Severance Pay:

The Company shall deduct from severance payments (a) any federal, state or local withholding or other taxes or charges which it is required to deduct under applicable laws, (b) any amounts that the Covered Employee owes the Company and (c) any required employee contributions with respect to the continuation of benefits regarding the employee pursuant to Section 9.

3.6                                                     Denial Or Discontinuance of Severance/Similar Payments:

Any other provision of the Plan to the contrary notwithstanding, the Plan Administrator may deny or discontinue severance or similar pay to a Covered Employee if the Plan Administrator determines that the Covered Employee has engaged in “inappropriate conduct” (as defined herein) before or after the Covered Employee’s Last Scheduled Employment Date.  “Inappropriate conduct” means any action that (a) violates any policy, rule or procedure of the Company or the employee’s business unit, (b) violates any agreement between the employee and Company, or (c) is otherwise detrimental to the Company.

3.7                                                     Reemployment by the Company:

In the event that an individual who received severance pay under any severance pay plan or policy of the Company becomes reemployed by the Company thereafter, he shall not receive credit under any severance pay plan or policy of the Company (including this Plan) for the years of service for which Severance Pay had previously been paid to the employee.

3.8                                                     Death of Covered Employee:

If a Covered Employee dies prior to the employee’s Last Scheduled Employment Date, severance shall not be paid pursuant to this Plan, with respect to the deceased employee.  If a Covered Employee dies on or after the employee’s Last Scheduled Employment Date, the unpaid amount of severance to which the employee was entitled shall be paid in a lump sum payment to his or her spouse or, if the employee is not married on the date of death, to the employee’s estate.

SECTION 4

INTEGRATION WITH NOTICE REQUIREMENTS

To the extent that the Company is required to make a payment to a Covered Employee pursuant to a federal, state or local plant closing law (including, but not limited to, the Federal Workers Adjustment and Retraining Notification Act) (a “Plant Closing Payment”), any severance pay that might be payable to the employee under this Plan shall be reduced by an amount equal to the Plant Closing Payment; provided that any payments made pursuant to an applicable state or local unemployment compensation law shall not be regarded as paid pursuant to a plant closing law.

SECTION 5

ADMINISTRATION AND INTERPRETATION OF PLAN

The Plan Administrator shall have general responsibility for the administration and interpretation of the Plan.  The Plan Administrator shall have full discretionary authority to determine if an individual qualifies for severance pay and the amount, if any, of severance pay payable under the Plan, and to otherwise interpret and construe the Plan.  The interpretations and determinations of the Plan Administrator shall be binding and conclusive unless they are determined by a court of law to be arbitrary and capricious.

SECTION 6

SOURCE OF BENEFITS

This Plan is unfunded and shall not be secured by any specific asset, account, or fund of the Company.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured general creditor of the Company.

SECTION 7

CLAIMS AND APPEALS

7.1                                 A Covered Employee or former employee who believes that an event has occurred which qualifies the employee for a benefit under this Plan, but who has not been advised of such benefit or believes that the calculation of the benefit is in error, shall file a claim with the Plan Administrator.  The claim must be filed within 30 days of the date on which the employee had been advised of his or her Last Scheduled Employment Date with the Company or, if later, within 30 days of the date that the employee has learned the amount of his or her benefit under this Plan or that the employee will not receive such a benefit.  The claim must be in a writing, signed and dated by the employee, which includes an explanation of the claim specifying the Section or Sections of this Plan upon which the claim is based.  A decision on the claim shall be made by the Plan Administrator within 30 days of receipt of the claim, unless special circumstances require an extension, in which case a decision shall be reached as soon as possible but in no event more than 60 days after receipt of the claim.  Notice of the decision shall be given to the employee in writing and sent by first class mail to the employee’s last known address, and shall set forth the reasons for the decision.

7.2                                 If any claim is denied in whole or in part, the claimant may appeal to the Plan Administrator in writing within 60 days of the date notice of denial is received by the claimant.  Such appeal may include any additional information and statements which the claimant feels support the claimant’s position.  A decision on the appeal shall be made by the Plan Administrator within 30 days of receipt of the appeal, unless special circumstances require an extension, in which case a decision shall be reached as soon as possible but in no event more than 60 days after receipt of the appeal.  Notice of the decision on the appeal shall be given to the claimant in writing and sent by first class mail to the claimant’s last known address, and shall set forth the reasons for the decision.

SECTION 8

AMENDMENT AND TERMINATION

By action of the Board of Directors of the Company or the Benefits Committee or its designee, the Company may (a) amend or revise the Plan in any respect and at any time or (b) terminate the Plan at any time.

The benefits provided under this Plan are not vested benefits and, therefore, eligibility for such benefits may be changed at any time by amendment or termination of the Plan.

SECTION 9

BENEFITS

9.1                                 If a Covered Employee receives severance pay under this Plan in regular payroll installments, the Covered Employee shall continue to participate in each Medical Or Life Plan, under which the employee is covered on the employee’s Last Scheduled Employment Date, until the end of the calendar month in which the period that severance is paid to the employee expires; such participation shall be under the same terms and conditions as would be applicable had the employee continued to be an active employee of the employee’s business unit for that period.

This Plan Section 9.1 shall not limit the Company’s ability to amend or terminate any Medical Or Life Plan with respect to active employees, and such amendment or termination shall also apply to each Covered Employee receiving severance who is covered by such plan.

9.2                                 Under no circumstances shall (a) severance pay be considered compensation for purposes of any Company-sponsored defined benefit or defined contribution employee pension benefit plan (as defined by ERISA section 3(2)(A)) or (b) the period during which the Covered Employee receives severance be considered, or counted as, service or credited service under any such plan; except as required by applicable law or applicable regulation or by the terms of such plan.

9.3                                 For purposes of eligibility to elect coverage under a retiree medical or life insurance plan (a “Retiree Medical Plan”), sponsored by the Company, which is otherwise applicable to a Covered Employee who is eligible to receive severance under this Plan:  (i) the employee shall be credited with a period of service which is equal to the period for which he or she could have received installment severance payments under the Plan (whether or not he or she actually receives installment payments) and (ii) the employee’s age at separation of service with the Company shall be deemed to be his or her age on the date that the last installment severance payment would have been made to the employee.  With regard to a Covered Employee who would not be eligible to elect coverage under a Retiree Medical Plan but for the immediately preceding sentence, the employee shall be eligible to elect to commence participation under such Plan as of, or after, the date he or she receives his or her last severance payment under the Plan (even if that payment is a lump sum payment).  Notwithstanding the foregoing, if the provisions of a Retiree Medical Plan conflict with the provisions of this Section 9.3, the provisions of the Retiree Medical Plan shall control.

9.4                                 Except as provided by Section 3.2(g), each Covered Employee’s participation in any plan or program of the company that provides LTD payments to eligible employees shall cease as of the employee’s Last Scheduled Employment Date, and no such plan shall provide LTD payments to the Covered Employee with respect to disabilities occurring after that date.

SECTION 10

MISCELLANEOUS

10.1                           The Company reserves the right to determine whether any employee or group of employees qualifies for severance pay.  The Company also reserves the right, whether in an individual case or more generally, not to pay severance or to pay a lesser amount than is set forth in this Plan.

10.2                           Any other provision of this Plan to the contrary notwithstanding, a Covered Employee’s business unit Product Line/Business Unit Executive may recommend, or the Plan Administrator may approve, that the Covered Employee receive severance pay that is less than the amount of severance calculated in accordance with Section 3 of this Plan; and, in such a case, the Covered Employee shall be entitled only to that lesser amount of severance pay.

10.3                           The fact that a former employee has failed to qualify for a benefit under this Plan shall not rescind or otherwise affect in any manner the employee’s termination of employment from the Company, and such failure to qualify for a benefit shall not establish any right (a) to a continuation or a reinstatement of employment with the Company or (b) to receive any payment from the Company in lieu of such benefit.

10.4                           If an employee or former employee is eligible for benefits under this Plan, together with other cash termination benefits (other than benefits provided by a qualified retirement plan) (“Total Benefits”), equal to or exceeding the equivalent of twice the employee’s “annual compensation” (as herein defined) during the year immediately preceding the employee’s Last Scheduled Employment Date, the Plan Administrator shall reduce the benefits payable under this Plan so that Total Benefits do not exceed that amount.  “Annual compensation” means the amount set forth in section 2510.3-2(b)(2)(i) of the Department of Labor regulations issued under ERISA.

10.5                           All payments made to each Covered Employee under this Plan shall be completed no later than 24 months after the termination of the employee’s service with the Company.

10.6                           Any other provision of this Plan or any provision of any other severance or similar plan or policy of the Company notwithstanding:  (a) a Covered Employee that qualifies for benefits under this Plan shall not qualify, or be eligible, for severance pay or similar benefits under any other plan or policy of the Company, including any severance plan covering employees of the Health Care Businesses; and (b) a Covered Employee shall not receive benefits under more than one severance or similar plan or program of the Company.

10.7                           Notwithstanding any other provision of this Plan, no Covered Employee shall be eligible for benefits under this Plan as a result of ceasing employment under the Company’s 1999 Productivity Effectiveness Program, whether or not such cessation is a result of his or her election to not physically relocate with his or her position under the Program, or as a result of any other circumstance related to the Program.